UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2009

Quepasa Corporation

(Exact name of registrant as specified in its charter)

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Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Datura Street Suite 1100 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 491-4181

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 22, 2009, Quepasa Corporation (the “Company”) entered into a settlement agreement (the “Settlement”) with BRC Group, LLC (“BRC”). Under the Settlement, BRC’s indebtedness to the Company was reduced from $350,000 to $250,000, evidenced by a promissory note (the “Note”) dated September 22, 2009. The Note contains a repayment term of 18 months commencing June 1, 2011, bearing interest at the rate of 4% per annum, such interest to begin accruing February 1, 2011. As collateral for the Note, BRC issued the Company a warrant (the “Warrant”) permitting the Company to receive up to a 30% membership interest in BRC upon default. If BRC defaults under the Note and the Warrant is exercised, BRC shall have 90 days to repurchase the membership interest for the balance of the remaining principal and interest to date.

As a result of the Settlement and the Note, BRC and the Company agreed to a mutual release of the current litigation between the parties by filing a dismissal with prejudice in the United States District Court for the Northern District of California. Furthermore, BRC and the Company agreed to terminate all prior agreements between each other entered into before September 22, 2009, along with all duties rights and obligations thereunder.

Item 1.02

Termination of a Material Definitive Agreement.

The information provided under Item 1.01 above, where applicable, is incorporated under this Item 1.02

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUEPASA CORPORATION

Date: September 27, 2009

By:	/s/ Michael Matte
Name:	Michael Matte
Title:	Chief Financial Officer